Exhibit 10.1

PREMIUM NETWORK LICENSE AND RESELLER AGREEMENT
with
DEVELOPMENT TERMS

THIS AGREEMENT (the “Agreement”) is made and entered into as of June 10, 2009, by and between en2go International, Inc. (“en2go”), a corporation organized and existing under the laws of the State of Nevada, United States of America, with a place of business at 2921 West Olive Ave., Burbank, California 91505, and Digital Stream, Inc., a company organized and existing under the laws of the State of Nevada, United States of America, and with a place of business at 4439 South Slauson Ave., Culver City, California 90230 (“DSI”).

1.            DEFINITIONS

Defined terms used in this Agreement shall have the meanings set forth below:

1.1. “Application” means the software and related documentation specified in Appendix B, which are developed and marketed by DSI in combination with the Customized Product.

1.2. “Basic Maintenance” means en2go’s maintenance program pursuant to which en2go shall provide to DSI receipt of all improvements, error corrections, enhancements, modifications, updates, new versions, and new releases of the Products (other than those designated as new products by en2go), and support for the Product(s) and for all deliverables developed by en2go, for the fees described in Appendix D, payable in advance.  en2go reserves the right, in its sole discretion, to make non-material changes to the form and content of its Basic Maintenance from time to time and will provide DSI with a sixty (60) day advance notice of any such non-material change(s).  As used in this Agreement, a “non-material” change shall consist of change of an administrative or otherwise non-substantive nature, not having an adverse effect upon an Application previously effected, or upon the value, performance or functionality of the maintenance, support or Product being provided, as the case may be.  No consent by DSI shall be required for changes to the maintenance services provided by en2go to customers of en2go other than DSI.

1.3. “Channel” means a flow of media objects which can be accessed and delivered directly to a user's rendering device, including but not limited to, a user’s desktop, by the Product platform.

1.4. “Confidential Information” of a party means such party’s technical, business, marketing, financial or customer information, drawings, specifications, designs, records, correspondence or other information disclosed by such party in relation to this Agreement.  The Product, Customized Product and any intellectual and/or proprietary rights therein, including, without limitation, any patent, copyright, trademark, service mark, logo, and trade secrets therein shall be Confidential Information of en2go, subject to the remainder of this paragraph.  The Applications and any intellectual and/or proprietary rights therein, including, without limitation, any patent, copyright, trademark, service mark, logo, and trade secrets therein shall be Confidential Information of DSI, subject to the remainder of this paragraph.  A party’s “Confidential Information” does not include information (i) already in the public domain prior to the execution of this Agreement, or which enters the public domain, other than by unauthorized acts of the party receiving such information (the “Recipient”), (ii) in the rightful possession of the Recipient prior to the execution of this Agreement, or (iii) which is independently developed by the Recipient without use of the disclosing party’s Confidential Information or in violation of the terms of this Agreement.

1.5. “Customized Product” means the Product as customized and developed pursuant to Section 2.

1.6. “Effective Date” means the date first written above.

1.7. “End User” means a customer of DSI who is authorized by an end user license agreement to use the Application, Customized Product or Product for End User’s internal purposes.

1.8.  “Export Laws” means all export laws, administrative regulations, and executive orders of any applicable jurisdiction relating to the control of imports and exports of commodities and technical data, including, without limitation, the U.S. Department of Commerce.

1.9. “Intellectual Property Rights” means patent rights (including but not limited to rights in patent applications or disclosures and rights of priority), copyright (including but not limited to rights in audiovisual works and moral rights), trade secret rights, and any other intellectual property rights recognized by the law of each applicable jurisdiction.

1.10. “Level 1 Support” means that the Customized Product or Product is non-operational and no users can access the system, or the functionality is significantly decreased, or back up or other security of data can no longer be performed. Such events shall require immediate resolution by en2go.  en2go must start the error correction not later than four hours following notification by DSI or End User. For Level 1 Support only, telephone support is available to report irregularities 24 hours per day 7 days per week.

1.11. “Level 2 Support” means that the Customized Product or Product is operational with functional limitations or restrictions but there is minimal business impact. en2go must start the error correction not later than 24 hours following notification by DSI or End User. en2go shall work to correct errors during normal business hours using commercially reasonable best efforts to promptly correct such errors within 5 business days.

1.12. “Level 3 Support” means that the Customized Product or Product is operational with functional limitations or restrictions that are not critical to the overall system operation. en2go shall work to correct such errors during normal business hours. en2go shall use commercially reasonable efforts to correct such errors within 30 business days.

1.13. “Live Streaming Service” means DSI’s live streaming service as part of the Application.

1.14. “Marks” means a party’s trademarks, trade names, service marks, and/or service names.

1.15. “Network” means a channel which includes its own directory, divided by categories or genres.

1.16. “Premium Custom Network” means a custom build of the Product Network which enables multiple administrators to set up channels as well as directories of its content.

1.17. “Product” means the Flyxo™ application developed by en2go as described on Appendix A and licensed hereunder in accordance with this Agreement, including improvements, error corrections, enhancements, updates, new versions and new releases, provided to DSI by en2go.

1.18. “Source Code” means software in human-readable form, including programmers’ comments, data files and structures, header and includes files, macros, object libraries, programming tools not commercially available, technical specifications, flowcharts and logic diagrams, schematics, annotations and documentation reasonably required or necessary to enable an independent third party programmer with reasonable programming skills to create, operate, maintain, modify and improve the software without the help of any other person.

1.19. “Sub-Distributor” means a reseller or distributor DSI engages or contracts with to market, sell, distribute and sublicense the Application, specifically excluding all End Users.

1.20. “Territory” means anywhere in the world.

1.21. “User Documentation” means the then current en2go user manual(s) and other written materials on the proper installation and use of, and which are normally distributed with, the Products.  en2go represents to DSI that it has provided to DSI an up-to-date copy of the User Documentation.

2.            CUSTOMIZATION OF PRODUCT

2.1. en2go will develop interfaces, translations, applications and intellectual property to customize the Product to include DSI’s Live Streaming Service and customize the Product functionality to DSI’s clip builder software.  en2go and DSI will mutually agree upon a written statement of work and deployment schedule no later than thirty (30) days from the Effective Date.

2.2. DSI shall pay the development fees to en2go as specified on Appendix D.

3.            GRANT OF LICENSES

3.1. Subject to the terms and conditions herein, en2go hereby grants and DSI hereby accepts (i) a non-exclusive, nontransferable (except as otherwise provided herein), perpetual right and license to use the Customized Product in DSI’s Premium Custom Network; (ii) a non-exclusive, nontransferable (except as otherwise provided herein), perpetual, royalty-bearing right and license to subdistribute, sublicense, display, sell and market the Customized Product as part of the Application, Customized Product and Product, and accompanying User Documentation in the Territory; (iii) the right and license to sublicense to End Users the Customized Product as part of the Application, Customized Product and Product, and accompanying User Documentation for internal use in the Territory; and (iv) a non-exclusive, nontransferable (except as provided herein), perpetual, royalty-free right and license to use in unaltered form en2go’s Marks solely to promote the Application in the Territory, provided DSI obtains en2go’s prior written approval for each new usage.  en2go retains all title to and, except as unambiguously licensed herein, all rights, including all Intellectual Property Rights to the Product, and all copies and derivative works thereof (by whomever produced).

3.2. Subject to the terms and conditions herein, DSI hereby grants and en2go hereby accepts (i) a non-exclusive, nontransferable (except as otherwise provided herein), perpetual, royalty-bearing right and license to subdistribute, sublicense, display, sell and market the Live Streaming Service for use solely in conjunction with the Product in the Territory; (ii) the right and license to sublicense to end users the Live Streaming Service for internal use in conjunction with the Product in the Territory; and (iii) a non-exclusive, nontransferable (except as provided herein), perpetual, royalty-free right and license to use in unaltered form DSI’s Marks solely to promote the Live Streaming Service in the Territory, provided en2go obtains DSI’s prior written approval for each new usage.  DSI retains all title to and, except as unambiguously licensed herein, all rights, including all Intellectual Property Rights to the Live Streaming Service.

3.3. Any use by either party of the other party’s Marks must reference the Marks as being owned by such party.  Nothing in this Agreement grants either party ownership or any rights in or to use the other party’s Marks, except in accordance with these licenses, and a party’s use of the Marks will inure to the benefit of the other party.  The rights granted to either party in this license will terminate upon any termination or expiration of this Agreement.  Upon such termination or expiration, neither party will make any further use of any Marks.  en2go will have the exclusive right to own, use, hold, apply for registration for, and register its Marks during the term of, and after the expiration or termination of, this Agreement; DSI will neither take nor authorize any activity inconsistent with such exclusive right.  DSI will have the exclusive right to own, use, hold, apply for registration for, and register its Marks during the term of, and after the expiration or termination of, this Agreement; en2go will neither take nor authorize any activity inconsistent with such exclusive right.

3.4. DSI shall ensure that an End User agreement in electronic or hard copy form accompanies each Customized Product or Product or copy distributed by DSI subject to provisions no less protective for the Product and en2go, than those set forth substantially in the form attached hereto as Appendix C, and previously approved in writing by en2go.  In addition, DSI shall perform any other actions reasonably requested by en2go to assure adequate protection of en2go’s interests in its Intellectual Property Rights contained in the Customized Product and Product.  DSI shall not distribute or sublicense a Customized Product or Product pursuant to mass-market or “shrink-wrap” licenses in those jurisdictions with respect to which DSI has been advised by legal counsel to DSI that such licenses are not enforceable.  The provisions of the preceding sentence shall not impair the rights of DSI or End Users in respect of a Customized Product or Product distributed or licensed prior to the receipt of such advice by legal counsel.

3.5. DSI shall comply with en2go’s use policies attached hereto as Appendix E, and shall use best efforts to cause its End Users and Sub-Distributors to comply with such policies.

4.            EN2GO LICENSE RESTRICTIONS

4.1. DSI will not disassemble, modify, decompile, reverse engineer or attempt to derive the Source Code for the Customized Product.  In addition, DSI will not use the Customized Product in any manner to encumber, provide service bureau, time sharing, rent or lease the rights granted by this Agreement.  DSI’s rights in the Customized Product and Product will be limited to those expressly granted in this Agreement.

4.2. DSI shall not (i) use any en2go Marks in a way that implies DSI is an agency or branch of en2go, or (ii) modify or alter the Source Code of the Customized Product in any way.

4.3. DSI agrees not to resell, distribute or sublicense the Customized Product or Product to third parties other than Sub-Distributors and End Users, except where such third parties are approved in writing in advance by en2go, such approval not to be unreasonably withheld.

4.4. The Customized Product and Product and all related documentation are protected under copyright and trade secret laws and contain proprietary information of en2go and its licensors.  DSI shall abide by the terms of any proprietary notices or markings, and shall use the documentation and the Customized Product and Product only for the purposes contemplated by this Agreement, and shall not disclose to others or reproduce the Customized Product or Product (except as specifically permitted under this Agreement), unless specifically authorized by en2go or required by law, or relevant in any legal proceeding between the parties, and shall be liable for all loss or damage to en2go from any failure to so abide or from any unauthorized disclosure in violation of this Section 4, of the Customized Product, Product or related documentation by DSI or its agents.

5.            DSI LICENSE RESTRICTIONS

5.1. en2go will not disassemble, modify, decompile, reverse engineer or attempt to derive the Source Code for the Live Streaming Service.  In addition, en2go will not use the Live Streaming Service in any manner to encumber, provide service bureau, time sharing, rent or lease the rights granted by this Agreement.  en2go’s rights in the Live Streaming Service will be limited to those expressly granted in this Agreement.

5.2. en2go shall not (i) use any DSI Marks in a way that implies en2go is an agency or branch of DSI, or (ii) modify or alter any of the Source Code used in the Live Streaming Service in any way.

5.3. The Live Streaming Service and all related documentation are protected under copyright and trade secret laws and contain proprietary information of DSI and its licensors. en2go shall abide by the terms of any proprietary notices or markings, and shall use the documentation and the Live Streaming Service only for the purposes contemplated by this Agreement, and shall not disclose to others or reproduce the Live Streaming Service (except as specifically permitted under this Agreement), unless specifically authorized by DSI or required by law, or relevant in any legal proceeding between the parties, and shall be liable for all loss or damage to en2go from any failure to so abide or from any unauthorized disclosure in violation of this Section 5, of the Live Streaming Service or related documentation by en2go or its agents.

6.            APPOINTMENT OF RESELLER; RELATIONSHIP OF THE PARTIES

6.1. en2go hereby appoints DSI as an authorized, non-exclusive Value-Added Reseller and reseller within the Territory.  DSI agrees not to market and resell any other broadcast and media delivery platform except for the Product. A “Value-Added Reseller” or “VAR” develops, owns and licenses, to one or more Sub-Distributors and/or End Users, one or more value-added Applications in conjunction with the Customized Product.  A VAR licenses its Application with each Customized Product it distributes and a reseller has the right to distribute or license the Customized Product or Product on a stand-alone basis. The relationship between the parties shall be that of VAR and reseller licensing products and purchasing services as an independent contractor from en2go and reselling and sublicensing to Sub-Distributors and End Users.  DSI and its employees are not agents or representatives of en2go for any purpose and have no power or authority to represent, act for, bind or commit en2go.  Except as stipulated in this Agreement, neither party shall have any rights, power, or authority to act or to create any obligation, express or implied, on behalf of the other.  Any place or places of business maintained by DSI in connection with the performance of this Agreement shall be maintained at DSI’s own name.

6.2. DSI hereby appoints en2go as an authorized, non-exclusive reseller within the Territory. en2go agrees not to market and resell any other Live Streaming Service except for DSI’s Live Streaming Service.  A reseller has the right to distribute or license the Live Streaming Service on a stand-alone basis or in conjunction with the Product. The relationship between the parties shall be that of reseller licensing products and purchasing services as an independent contractor from DSI and reselling and sublicensing to end users.  en2go and its employees are not agents or representatives of DSI for any purpose and have no power or authority to represent, act for, bind or commit DSI.  Any place or places of business maintained by en2go in connection with the performance of this Agreement shall be maintained at en2go’s own name.

6.3. Upon payment of the license fees specified on Appendix D and upon completion of the development of the Customized Product, en2go will deliver in object-code form, one copy of the Customized Product to DSI.  DSI shall sell the Customized Product and Product according to the list base prices set forth on en2go’s standard price list to be provided to DSI, as may be amended from time to time by en2go at its sole discretion.

6.4. Upon the Effective Date, DSI will deliver in object-code form, a downloadable version of the Live Streaming Service to en2go.  en2go shall sell the Live Streaming Service according to the list base prices set forth on DSI’s standard price list to be provided to en2go, as may be amended from time to time by DSI at its sole discretion.

6.5. en2go and DSI will conduct a quarterly program review and planning session of their joint reseller program which will be attended by en2go and DSI executive, sales, marketing, and engineering teams to discuss the following: (i) sales and pricing initiatives, (ii) marketing programs, including those committed under this Agreement, (iii) product solutions, (iv) DSI sales targets for quarter, (v) approval of DSI prospects as “protected accounts” for commission purposes, (vi) resolution of channel conflicts, and (vii) registration of top prospects for sales pipeline.  The parties further agree to conduct an annual review of this reseller program to ascertain progress to-date and to develop new parameters.

7.            FEES AND PAYMENTS

7.1. DSI shall pay (i) development fees to develop the Customized Product, (ii) license fees for use of the Premium Custom Network (“License Fees”), (iii) distribution fees to resell the Customized Product as part of the Application, (iv) commissions on Customized Product and Product sales, and (v) Basic Maintenance in accordance with the fees set forth on Appendix D attached hereto, and subject to the terms of payment set forth herein and therein.

7.2. For any sales of the Live Streaming Service by en2go, DSI will pay a commission fee to en2go in an amount to be determined by the parties and included as an addendum to this Agreement.  Such payments shall be due within thirty (30) days after the end of each calendar quarter.

7.3. Each party shall pay any amounts owed to the other party on the date specified and according to the terms of this Agreement.  Late payments shall accrue interest at a rate of one and one-half percent (1.5%) per month or the maximum permissible statutory rate if it is less.  In the event that DSI fails to fulfill the terms of payment, en2go may suspend its performance under this Agreement until all amounts due are paid by DSI in full, without prejudice to any other applicable remedies granted or available to en2go under this Agreement and applicable law.  Costs of conversion, outside collection and related bank charges shall be paid by DSI.

8.            REPORTS AND AUDITS

8.1. Each party will maintain complete records, during and for two years after the termination or expiration of this Agreement, regarding the distribution and sublicensing of the products hereunder.

8.2. The parties agree to keep accurate records of revenues received and paid, and resale customers related to and from the sale or license of the products hereunder during the Term and for a period of 6 months thereafter (the “Reporting Period”).  During the Reporting Period, the parties agree to provide a copy of such report if requested by the other party, not to exceed one request per month.

8.3. During the Reporting Period, either party may from time to time, but not more frequently than once in any six-month period, inspect the other party’s books and records as necessary to verify the calculation of payments due pursuant to this Agreement.  Each party will provide reasonable prior notice of such inspections to the other party, and will conduct such inspection during normal business hours and at the requesting party’s sole expense.  For any audit that reveals an underpayment in excess of five percent (5%), the responsible party shall (i) promptly pay the sums owed, along with interest on such unpaid amounts at the rate of one and one half percent (1.5%) per month or the maximum rate permitted by law, whichever is less; and (ii) reimburse the requesting party for the actual, reasonable and documented compensation it shall have paid to any auditor for the conduct of that audit.

9.            MAINTENANCE, SUPPORT, AND TRAINING

9.1. DSI will be responsible for providing the following support to its Sub-Distributors and End Users: installing the Customized Product and Product as needed; training Sub-Distributors and End Users; and providing all direct Level 1 Support and Level 2 Support to Sub-Distributors and End Users, including receipt of calls, problem and question intake, installation assistance, problem identification and assistance, efforts to create repeatable demonstrations of reportable Customized Product and Product errors, and analysis and using its reasonable efforts to provide solutions, error correction for the products consistent with DSI’s standard maintenance and support policies and procedures.

9.2. Subject to receipt by en2go of the License Fee and Distribution Fee, respectively, en2go will be responsible for providing Level 1 Support, Level 2 Support and Level 3 Support to DSI directly, and Level 3 Support to Sub-Distributors or End Users.  Subject to receipt by en2go of the License Fees, en2go will provide DSI with Basic Maintenance.

9.3. Any and all obligations of en2go to provide the Customized Product and Product, as well as any technical assistance, will be subject in all respects to such United States laws and regulations as will from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration.  DSI warrants that it will not export or re-export the Customized Product, Product and copies related thereto, any Confidential Information or an Application, or technical data related thereto, except in conformity with such laws and regulations.  DSI agrees that unless prior written authorization is obtained from the Bureau of Export Administration or the Export Administration Regulations explicitly permit the re-export without such written authorization, it will not export, re-export, or transship, directly or indirectly, the Customized Product, any of en2go’s Confidential Information or an Application to country groups S or Z (as defined in the export Administration Regulations), or to any other country as to which the U.S. Government has placed an embargo against the shipment of products which is in effect during the term of this Agreement.

9.4. Each of the Customized Product and Product is a commercial product, licensed on the open market at market prices, and was and will be further developed entirely at private expense and without the use of any U.S. Government funds.  If the Customized Product or Product is supplied to the Department of Defense, the U.S. Government acquires only the license rights customarily provided to the public and specified in this Agreement.  If the Customized Product or Product is supplied to any unit or agency of the U.S. Government other than the Department of Defense, the license to the U.S. Government is granted only with restricted rights.  Use, duplication, or disclosure by the U.S. Government is subject to the restrictions set forth in subparagraph (c) of the Commercial Computer Software Restricted Rights clause of FAR 52.227-19.

9.5. Subject to receipt by en2go of the License Fees, en2go will provide technical training to DSI on how to use the Customized Product, on an as-needed basis.

9.6. If DSI desires to contract with en2go for additional support, installation and training, or any other need, DSI will provide such assistance at en2go’s then current rates.

10.          MARKETING

10.1. Both parties have the right to issue an initial press release describing the relationship created by this Agreement, subject to the other party’s written consent.  In the event either party fails to respond to the other party within five (5) business days after receiving a request to review an initial press release, such non-responding party shall be deemed to have consented to the press release.  Both parties will have the right and license to publicly refer to the relationship created by this Agreement and to use each other's names and/or Marks in advertisements and public relations and marketing materials related to this Agreement, provided that the specific use shall be subject to the approval of the other party in each instance except where disclosure is required by applicable securities laws (which approval shall not be unreasonably withheld) and shall contain appropriate trademark or service mark notations.  The consent provisions of this Section 10 shall not apply to direct communications between the parties and their customers, investors, employees, consultants, vendors, attorneys, accountants and prospects related thereto.

10.2. The parties agree to co-brand and co-promote each other’s use of products and services with “Powered by Flyxo” and “Powered by Digital Stream.”

11.          CONFIDENTIALITY

11.1. Each party agrees that it will not disclose to any third party or use any Confidential Information disclosed to it by the other party, except to carry out its rights and obligations under this Agreement, and that it will take all reasonable measures to maintain the confidentiality of all Confidential Information in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information, but shall in any event use reasonable care.

11.2. Within fifteen (15) days of the request of the disclosing party (which requests may not be made before the termination of this Agreement and all licenses granted herein), and in its sole discretion, the receiving party shall either return to the disclosing party originals and copies of any Confidential Information and all information, records and materials developed from them by the receiving party, or destroy the same.  Either party may disclose only the existence, but not the contents, of this Agreement without the prior consent of the other party, except that the contents may be disclosed to parent companies or other controlling entities, and to financial or legal advisors.

11.3. DSI shall promptly notify en2go of any actual or suspected unauthorized use or disclosure of en2go’s Confidential Information received from en2go, or which it becomes aware and shall provide reasonable assistance to en2go (at en2go’s expense) in the investigation and prosecution of unauthorized uses or disclosure. En2go shall promptly notify DSI of any actual or suspected unauthorized use or disclosure of DSI’s Confidential Information received from DSI, or which it becomes aware and shall provide reasonable assistance to DSI (at DSI’s expense) in the investigation and prosecution of unauthorized uses or disclosure.

11.4. DSI does not have, and shall not claim that it has, any right in or to any of the Product or the Confidential Information received from en2go other than as specifically granted by this Agreement.

12.          PROPRIETARY RIGHTS

12.1. The Product and accompanying documentation, and Product marketing and promotional materials are and will remain the sole and exclusive property of en2go and its licensors, if any, whether the Product is separate or combined with any other products, including the Application.  en2go’s rights under this Section will include, but not be limited to all Intellectual Property Rights in the Product and accompanying documentation, and Product marketing and promotional materials.

12.2. DSI will not delete or in any manner alter the Intellectual Property Rights notices of en2go and its licensors, if any, appearing on the Customized Product and Product as delivered to DSI.  As a condition of the license rights granted to DSI in this Agreement, DSI will reproduce and display such notices on each copy it makes of any product.

12.3. DSI will take customary measures in the marketing and distribution of the Customized Product and Product to protect en2go’s Intellectual Property Rights in such product, no less than the extent to which DSI protects its Intellectual Property Rights in DSI’s products, and will, to the extent lawful, report promptly to en2go any confirmed infringement of such rights of which DSI becomes aware.  Furthermore, DSI will not modify any of the marketing and promotional materials of en2go without the prior written consent of en2go.

12.4. en2go reserves the sole and exclusive right at its discretion to assert claims against third parties for infringement or misappropriation of its Intellectual Property Rights in the Product.

13.          PARTY COMMITMENTS

13.1 en2go agrees to:

(a) Provide information as en2go considers necessary and suitable for use within the Territory and/or as reasonably requested by DSI and agreed upon by en2go, which enable DSI to develop and market the Application.

(b) Subject to the receipt of the License Fees, (i) develop and provide customized marketing and sales materials, and training to DSI; and (ii) jointly develop a dedicated customer support plan.

(c) To immediately bring to the attention of DSI any improper or wrongful use in the Territory of DSI’s Intellectual Property Rights which come to en2go’s notice.  en2go shall assist DSI in taking all steps to defend DSI's rights but shall not be required to institute legal proceedings.

13.2. DSI agrees to:

(a) To maintain at all times to the reasonable satisfaction of en2go sufficiently trained sales personnel to enable the DSI to perform its obligations under this Agreement, and for that purpose, to participate in the sales training programs offered by en2go.

(b) To commit up to $1,000,000 per year to expenses for marketing, promoting and selling the Customized Product in the Territory in part based on a joint marketing strategy and plan with en2go.

(c) To comply with all laws applicable to the performance of the Agreement, including the Anti-Kickback Act (41 U.S.C. §§ 51-58) and the Byrd Amendment (31 U.S.C. § 1352).

(d) To immediately bring to the attention of en2go any improper or wrongful use in the Territory of en2go’s Intellectual Property Rights which come to DSI’s notice.  DSI shall assist en2go in taking all steps to defend en2go's rights but shall not be required to institute legal proceedings.

14.          LIMITED WARRANTIES

14.1. en2go warrants to DSI that it has sufficient right and authority to grant to DSI all licenses and rights that en2go grants under this Agreement. en2go will perform its development and support services provided hereunder in a professional and workmanlike manner.  DSI warrants to en2go that it has sufficient right and authority to grant to en2go all licenses and rights that DSI grants under this Agreement.

14.2. Unless otherwise expressly authorized in writing, specifying a longer or shorter period, en2go warrants for a period of one year from date of first use, that the Product with standard configuration furnished by it, unless altered by DSI or a third party without the written consent of en2go, conform to the applicable written specification accompanying such product. DSI’s standard warranty shall be as set forth on Appendix F attached hereto.

14.3. en2go’s liability for any breach of this warranty shall be limited solely to replacement or repair at the sole option of en2go, if any software found to be defective during the warranty period, provided the Product is properly installed, not tampered with or modified, and is being used as originally intended and in accordance with accompanying specifications and manual.  DSI must notify en2go of any breach of this warranty within the aforementioned warranty period, and such breach shall be remedied in accordance with this Agreement.

14.4. IT IS EXPRESSLY AGREED THAT THE WARRANTY SET FORTH HEREIN SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF DSI, SUB-DISTRIBUTORS AND END USERS.  UNDER NO CIRCUMSTANCES SHALL EN2GO BE LIABLE FOR ANY COSTS, LOSS, EXPENSE, DAMAGES, SPECIAL DAMAGES, INCIDENTAL DAMAGES OR CONSEQUENTIAL DAMAGES ARISING DIRECTLY OR INDIRECTLY FROM THE DESIGN, DEVELOPMENT, SALE, USE OR REPAIR  OF THE CUSTOMIZED PRODUCT OR PRODUCT, WHETHER BASED UPON WARRANTY, CONTRACT, NEGLIGENCE OR STRICT LIABILITY.  IN NO EVENT WILL LIABILITY EXCEED THE PURCHASE PRICE OF THE CUSTOMIZED PRODUCT OR PRODUCT, AS APPLICABLE.

14.5. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE CUSTOMIZED PRODUCT AND PRODUCT, PARTS AND SERVICES ARE PROVIDED ON AN “AS IS” BASIS.  THE WARRANTY AND LIMITS OF LIABILITY CONTAINED HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES AND LIABILITIES, EXPRESSED OR IMPLIED ARISING BY LAW, CUSTOM, BY ORAL OR WRITTEN STATEMENTS.  ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, AND WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OR TRADE PRACTICE, AND ANY DUTIES OF LACK OF NEGLIGENCE ARE HEREBY DISCLAIMED BY EN2GO AND IT’S REPRESENTATIVES.

15.          FORCE MAJEURE

Neither party shall be responsible for delays or failure of performance resulting from acts beyond the reasonable control of such party including, but not limited to, acts of God, fire, flood, war and civil disturbance, riot, acts of governments, currency restrictions, terrorist acts, labor shortages or disputes, unavailability of materials, fuel, floods, power, energy or transportation facilities, failures of suppliers or subcontractors to affect deliveries, or other similar disasters.  However, any payment obligations by either party pursuant to the terms of this Agreement shall remain in full force and effect.

16.          INDEMNIFICATION

16.1. Each party, its successors, assigns, and affiliates (the “Indemnifying Party”) shall indemnify, defend and hold the other party, its successors, assigns, and affiliates (the “Indemnified Party”) harmless from and against any losses, liabilities, claims, actions, and expenses, including reasonable attorneys’ fees, arising out of: (a) in the case of en2go, a claim alleging that the Product infringes any U.S.  patent, trademark or copyright of any third party, validly granted and in force under the laws of the United States of America, or a claim arising out of the breach of any of en2go’s material obligations under this Agreement, or of any of the representations and warranties and covenants set forth herein; or (b) in the case of DSI, a claim alleging that the Application (except for the Customized Product) and the Live Streaming Service infringes any U.S. patent, trademark or copyright of any third party, validly granted and in force under the laws of the United States of America, or a claim arising out of the breach of any of DSI’s material obligations under this Agreement, or of any of the representations and warranties and covenants set forth herein.

16.2. The Indemnified Party shall promptly notify in writing of any claims, demands or lawsuits covered by this indemnity, provided, however, that the Indemnified Party’s failure to promptly notify the Indemnifying Party shall not affect the Indemnifying Party’s indemnity obligations hereunder unless, and only to the extent that, such failure materially impairs the Indemnifying Party’s ability to defend against such claim, demand or lawsuit.  Promptly after receipt of such notice, the Indemnifying Party shall assume the defense of such claim.  If the Indemnifying Party fails, within a reasonable time after receipt of such notice, to assume the defense, then the Indemnified Party shall have the right to undertake the defense, compromise, and settlement of such claim for the account and at the expense of the Indemnifying Party.  Notwithstanding the above, if the Indemnified Party in its sole discretion so elects, the Indemnified Party may also participate in the defense of such actions by employing counsel at its expense, without waiving the Indemnifying Party’s obligations to indemnify or defend, provided that the Indemnifying Party is not prejudiced by such actions.  The Indemnifying Party shall not settle or compromise any claim or consent to the entry of any judgment to the extent that the judgment or settlement would prejudice or damage the Indemnified Party, without the prior written consent of the Indemnified Party.

17.          TERM AND TERMINATION OF AGREEMENT

17.1. This Agreement shall come into force on the Effective Date, and shall continue in full force and effect for an initial term of three (3) years (“Initial Term”), unless terminated earlier under the terms of this Section 17.  If this Agreement is not terminated by either party within ninety (90) days prior to the expiration of the Initial Term or any subsequent twelve-month extensions, this Agreement shall be automatically renewed for additional twelve-month terms (the “Initial Term” and any subsequent twelve month periods, shall be collectively referred to herein, as, the “Term”).

17.2. en2go or DSI may terminate this Agreement at anytime based upon any material breach of this Agreement which is not cured within thirty (30) days of the delivery of a written notice of such breach to the breaching party by the non-breaching party.

17.3. en2go or DSI may terminate this Agreement at anytime for convenience upon ninety (90) days prior written notice.

17.4. This Agreement is automatically terminated in the event of: (i) the filing of a petition for bankruptcy, or any insolvency or receivership concerning either party; or (iii) the inability of either party to perform its obligations hereunder, or if a party is prevented from so performing by any governmental authority, regulation, decree, law, action or inaction.  Upon such termination, en2go shall have no further liability or responsibility to DSI of any nature whatsoever, including any claims for damages, direct, incidental, consequential or otherwise, and DSI hereby waives any rights it may have to termination benefits or fees which are not specified in the Agreement.

17.5. On the termination or expiration of this Agreement, all outstanding obligations in accordance with the terms of this Agreement, to pay any amount by either party will become due and payable within thirty (30) days after such termination or the period otherwise provided in this Agreement, whichever is earlier.

17.6. Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed that the expiration or termination of this Agreement for any reason shall not terminate or diminish in any way the right of End Users then using the Application to use the Customized Product, or end users then using the Live Streaming Service sold by en2go.

17.7. Upon termination of this Agreement, the provisions of Sections which are deemed by their terms shall survive any such termination.

18.          ASSIGNMENT

This Agreement may not be assigned by either party or by operation of law to any other person, corporation or other entity without the express prior written approval of the other party.  Any purported assignment without such approval shall be null and void and shall be cause for termination of this Agreement.

19.          APPLICABLE LAW

The interpretation, validity, and performance of this Agreement shall be governed, construed and enforced in all respects according to the laws of the state of California, United States of America without regard to the principles of conflicts of laws.  The United Nations Conventions on Contracts for the International Sale of Goods shall not apply to this Agreement.

20.          NOTICES

All notices required under this Agreement shall be in writing and shall be deemed given as of the day they are received either by registered or certified mail or facsimile confirmed and addressed as follows:

TO EN2GO:                            en2go International, Inc.
Attn: Chief Executive Officer
2921 West Olive Ave.
Burbank, CA 91505
Facsimile: (818) 433-7203

WITH A COPY TO:             Weintraub Genshlea Chediak
Attn: Mark Lee
400 Capitol Mall, Suite 1100
Sacramento, CA 95814, USA
Facsimile: (916) 446-1611

TO DSI:                                  Digital Stream, Inc.
Attn: Chief Executive Officer
4439 S. Slauson Ave.,
Culver City, CA 90230, USA
Facsimile: _________________

21.          LANGUAGE; HEADINGS

This Agreement is executed in the English language, which shall be the sole and controlling language used in interpreting or construing its meaning.  The titles and headings of the various sections and paragraphs in the Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever, or to explain, modify or place any construction upon or on any of the provisions of the Agreement.

22.          ARBITRATION

Any dispute arising from or in connection with this Agreement shall first be resolved by negotiations between en2go and DSI.  If such negotiations do not resolve the dispute, either party has the right to submit the dispute to the American Arbitration Association in Los Angeles, California, for arbitration by a single arbitrator, which shall be conducted in accordance with the commercial arbitration rules in effect at the time of applying for arbitration.  The arbitral award is final and binding upon both parties.  Each party shall pay their own expenses relating to arbitration.

23.          AMENDMENT; WAIVER

No provisions in any business forms employed by either party will supersede the terms and conditions of this Agreement, and no supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by a duly authorized representative of each party to this Agreement; provided however, that, in the event en2go from time to time determines, in its sole and absolute discretion, that any provisions of this Agreement may be invalid, unenforceable, or otherwise inconsistent with the laws and regulations in force anywhere in the Territory, as they may from time to time be amended, DSI agrees to in good faith employ its best efforts to reach agreement with en2go on, and to execute, an amendment of this Agreement designed to cure such obstacles to recognition and enforcement.   None of the provisions of this Agreement shall be deemed to have been waived by any act of or acquiescence on the part of en2go or its agents, employees, but only an instrument in writing signed by an authorized officer of en2go.  No waiver of any provision of this Agreement shall constitute a waiver of any other provision or of the same provision on another occasion.

24.          SEVERABILITY AND REFORMABILITY

If any term of this Agreement is held invalid and unenforceable pursuant to judicial decree or decision, then this Agreement, including all of the remaining terms, will remain in full force and effect and such term will be deemed to be either (i) restated or (ii) eliminated as if such term had never been included, such restatement or elimination reflecting as nearly as possible the original intentions of the parties in accordance with applicable law.

25.          ENTIRE AGREEMENT

The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire Agreement of the parties and supersedes all previous and contemporaneous communications, oral, implied or written, and all other communications between them relating to the subject matter thereof.  No representations or statements of any kind in relation to the subject matter hereof made by either party, which are not expressly stated herein, shall be binding on such party.

26.          COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

27.          ATTORNEY FEES

In the event of any controversy or claim or dispute between the parties arising out of or relating to this Agreement, or the breach of this Agreement, the prevailing party will be entitled to recover, from the losing party, reasonable attorneys’ fees, expenses and costs.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have affixed their signatures and initialed each page hereof as of the date first written above.

EN2GO INTERNATIONAL, INC.	DIGITAL STREAM, INC.
BY: _________________________________ NAME: ______________________________ TITLE: ______________________________ DATE: ______________________________	BY: _________________________________ NAME: ______________________________ TITLE: ______________________________ DATE: ______________________________

[SIGNATURE PAGE TO AGREEMENT]